FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 13% INCREASE IN FOURTH QUARTER SALES
FULL YEAR SALES REACH $410 MILLION
Announces 100% Increase in Cash Dividend Rate to $0.26 Per Share Annually

New York, New York, January 26, 2010: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the final quarter of 2009 were approximately $113.6 million, a 13% increase from $100.4 million, in the fourth quarter of 2008.  At comparable foreign currency exchange rates, net sales for the fourth quarter were up 3%.  Thus, 2009 net sales of $410.1 million declined 8% from $446.1 million in 2008.  At comparable foreign currency exchange rates, net sales for 2009 declined 7%.  Inter Parfums plans to issue final results for the 2009 fourth quarter and year on or about March 10, 2010.

	Three months ended December 31,			Year ended December 31,
	2009	2008	% Change	2009	2008	% Change
	($ in millions)

European based product sales..	$ 96.5	$ 83.2	16%	$ 361.9	$ 386.4	-6%
United States based product sales	17.1	17.2	-1%	48.2	59.7	-19%
	$113.6	$ 100.4	13%	$ 410.1	$ 446.1	-8%

Discussing European-based operations, Jean Madar, Chairman & CEO of Inter Parfums noted, "Although we were looking for a strong fourth quarter, the 16% sales increase was even better than we expected and was positively affected by changes in foreign currency exchange rates.  For the year as a whole, there was only a modest decline in sales, all the more respectable during the protracted global economic downturn and in the absence of major women's fragrance launches. In local currency, Burberry fragrance sales declined only 2% in 2009, thanks to the launch of Burberry The Beat for men and solid performances by the brand's existing lines.  Sales of Lanvin fragrance, the second largest brand in the portfolio, rose 4%, reflecting further gains by the Eclat d'Arpège, reorders for the Jeanne Lanvin line and the launch of the Lanvin L'Homme Sport line.  For the 2010, we have several major fragrance line launches in the pipeline including our first for Jimmy Choo, and the addition of Montblanc to our fragrance portfolio in July. We also have the debut of a complete Burberry make-up line which we believe will open up new opportunities for the brand's strategic development."

On the subject of U.S.-based operations, Mr. Madar went on to say, "We are extremely pleased by the turnaround in the second half of 2009.  Comparable fourth quarter sales were off only slightly from the fourth quarter of 2008.  As expected, second half comparisons were considerably better than the first half due to new product launches for Brooks Brothers, Banana Republic, the debut of bebe fragrance in both domestic and international markets and the introduction of a New York & Company scent.  Work is underway on additional products and expanded distribution, and hopefully we may have new specialty retail agreements for 2010."

Russell Greenberg, Executive Vice President & Chief Financial Officer, stated, "We again confirm our 2009 guidance for net income attributable to Inter Parfums, Inc. of approximately $22.3 million or $0.74 per diluted share.  As we announced in November, we look forward to a resumption of growth in sales and profitability in 2010 as indicated by our current guidance of $440.0 million in net sales resulting in net income attributable to Inter Parfums, Inc. of approximately $23.5 million, or $0.78 per diluted share.  Guidance assumes the dollar remains at current levels."

Inter Parfums also announced that its Board of Directors has approved a 100% increase in the Company's quarterly cash dividend to $0.065 per share, which brings the annual cash dividend to $0.26 per share, beginning with the next dividend distribution.  Mr. Madar noted, "The decision to increase our dividend underscores the Board's confidence in our Company's outlook."

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc and S.T. Dupont.  The Company also owns Lanvin Perfumes and Nickel, a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers and bebe brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2008 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com